Exhibit 20.01

September 15, 2003, Consolidated Energy, Inc. Completes Acquisition of Eastern Consolidated Energy, Inc.

CORAL SPRINGS, Fla., September 15, 2003, -- David Guthrie, President and CEO of Consolidated Energy, Inc. (OTCBB: CEIW) ("the Company") announced the signing of an acquisition agreement with Eastern Consolidated Energy, Inc ("ECEI"), a private Kentucky Corporation. The acquisition will be accomplished through the issuance of the Company's common stock in exchange for all the outstanding common stock of ECEI. ECEI will be operated as a wholly owned subsidiary of the Company.

ECEI's assets acquired by the Company include a coal lease in Martin County, Kentucky that has been developed and is ready for coal mining operations. The mine itself is known as the Warfield mine. The mining equipment was delivered to the site the last week of August 2003 and ECEI started mining in the first of three sections on September 3, 2003. The Company plans to expand mining operations to the remaining sections during the first and second quarter of 2004.

Currently, ECEI is marketing its coal to Progress Fuels Corp., a Division of Progress Energy, which is associated with several electric power plants. Two of the major power plants are Florida Power and North Carolina Power.

For additional information please contact David Guthrie purduedwg@comcast.net President Consolidated Energy, Inc. or call 317-887-1116.

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risk, uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance, or expectations expressed or implied by such forward-looking statements.